Exhibit 99.1

Information:

Stephanie Styles

Director, Marketing Communications

(706) 259-2037

sstyles@tandus.com

TANDUS ANNOUNCES CONSOLIDATION OF MANUFACTURING FACILITIES

DALTON, Ga. (August 10, 2004) – Tandus Group, Inc. (Tandus), a Dalton, Ga.-based commercial floorcovering manufacturer, announced today that it will close its broadloom carpet manufacturing plant in Santa Ana, Calif., and transfer most of those assets to its existing Truro, Nova Scotia, Canada, facility.

“In order to remain competitive in the demanding commercial marketplace, we must become even more efficient and responsive for our customers and market. To achieve this, we have made the strategic decision to combine our broadloom production facilities. Our existing plant in Truro is the ideal Tandus facility to absorb the equipment and production requirements of our Monterey brand without plant expansion,” said Mac Bridger, CEO of Tandus.

“Tandus remains totally committed to its customers and making this consolidation transparent,” said Bridger. “We view this change as part of an ongoing plan to increase our commitment to responsiveness, flexibility, and competitiveness in a demanding marketplace.”

Bridger continued, “As part of the Company’s overall efforts to increase manufacturing efficiency, reduce overhead, and improve customer service this decision was made only after a thorough study of current and future manufacturing and distribution needs for its broadloom brands.”

Monterey, C&A, and Crossley, the three product brands that comprise Tandus, will all continue to be marketed as separate and distinct brands, and the Company will maintain a product design center in California.

According to Bridger, “It is crucial that we maintain the valuable reputations associated with our three brands. Monterey is a recognized design leader identified with high-style, high-quality products, and, this will not change as we will have dedicated personnel in Product Development and Marketing to concentrate exclusively on the Monterey brand.”

All Tandus brands will continue to be sold in the U.S. through its three segmented selling organizations, which are: Tandus Design, Tandus Corporate and Tandus Specialized Markets, which consists of the Education, Healthcare and Government sectors.

To service the North American market, the Company maintains facilities in Dalton dedicated to producing structured-back six-foot roll and modular tiles and its Truro facility will produce tufted and woven broadloom carpets. In the European market, the Company has a facility in the United Kingdom to manufacture structure-backed product and the Company is currently building a facility in China to produce carpet tile for the Asian market.

A comprehensive plan has been developed to service customers on the West Coast with timely deliveries.

“These steps are right for the future but difficult for the present. Our associates in Santa Ana have been a dedicated and valued part of this Company and we regret having to take this action,” said Bridger. “We plan to relocate a small number of staff to the consolidated manufacturing facility in Truro or to our Dalton headquarters.”

Gordon Laing will remain CEO and President of Crossley and will oversee the transition of equipment and operations to the Truro facility. Ralph Grogan will continue to lead the Monterey brand as its President and will remain in Santa Ana through the transition after which he will relocate to Dalton.

The Santa Ana closure will impact 150 Associates. The Company will work with appropriate state agencies to identify employment opportunities for affected Associates. All Associates will receive a severance package provided that they work through the transition until they are released by the Company.

A majority of the production equipment from Santa Ana will be moved to Truro and, as a result, approximately 150 jobs will be added there. This move will consolidate all broadloom carpet production into a single facility. The existing 400,000-square foot operation includes a fully integrated mill with in-house yarn processing, dyeing and finishing, and extensive tufting capabilities.

The Santa Ana plant’s final day of operation has not been determined, but it is currently expected this will occur by the end of the Company’s first fiscal quarter 2005. There are no plans to close any other Tandus operations.

ABOUT TANDUS

Tandus brings together the industry’s leading specialized commercial flooring brands – C&A Floorcoverings, Crossley Carpet Mills and Monterey Carpets. Drawing upon the individual strengths of each brand, Tandus offers its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, Ga., Tandus is a leading global commercial floorcoverings company. More information can be found online at www.tandus.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company has made in this press release and from time to time will make written and oral forward-looking statements. Written forward–looking statements may appear in documents filed with the Securities and Exchange Commission, in press releases and in reports to shareholders. The Private Securities Litigation Reform Act of 1995 contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words “plans,” “believes,” “ intends,” “anticipates,” “expects,” “projects,” “should,” “will,” and similar expressions, should be considered forward-looking statements subject to the safe harbor. The forward-looking statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes or results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of future information, future events or otherwise. The risks, uncertainties and assumptions regarding forward-looking statements include, but are not limited to, product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products; the impact of competitive products, pricing and advertising; constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged; cycles in the construction and renovation of commercial and institutional buildings; failure to retain senior executives and other qualified personnel; unanticipated termination or interruption of the Company’s arrangement with its primary third-party supplier of nylon yarn; debt service requirements and restrictions under credit agreements and indentures; general economic conditions in the United States and in markets outside of the United States served by the Company; government regulations; risks of loss or material customers; environmental matters; and other risks described in the Company’s Securities and Exchange Commission filings.

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